EXHIBIT 99.1

CORRECTING AND REPLACING: THE COMMUNITY FINANCIAL CORPORATION Operating Results for the Three and Six Months Ended June 30, 2020

WALDORF, Md., July 31, 2020 (GLOBE NEWSWIRE) -- On July 27, 2020, The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the second quarter and six months ended June 30, 2020 (the “Original Release”). Certain narrative disclosure in the Original Release require correction. The financial tables that accompany the release remain unchanged from the original release. Specifically, the second sentence of the third paragraph of the Original Release, and the second sentence of the second paragraph under the heading “Income Statement - Net Income”, have been corrected to report that the Company’s ROAA and ROACE were 0.65% and 6.64% for the six months ended June 30, 2020 compared to 0.88% and 9.41% in the six months ended June 30, 2019. Additionally, the second sentence of the first paragraph under the heading “Income Statement - Net Income” has been corrected to report that the Company’s ROAA and ROACE were 0.69% and 7.27% for the three months ended June 30, 2020 compared to 0.84% and 8.99% for the three months ended June 30, 2019. The similar information as presented in the financial tables of the Original Release was accurate and remains unchanged.

The corrected release reads in its entirety as follows:

The Company reported net income for the three months ended June 30, 2020 of $3.5 million or diluted earnings per share of $0.59 compared to a net income for the second quarter of 2019 of $3.6 million or a diluted earnings per share of $0.65. The Company’s return on average assets (“ROAA”) and return on average common equity (“ROACE”) were 0.69% and 7.27% for the three months ended June 30, 2020 compared to 0.84% and 8.99% in three months ended June 30, 2019. For the three months ended March 31, 2020, net income, diluted earnings per share, ROAA and ROACE were $2.7 million, $0.47, 0.61% and 6.00%, respectively.

The Company reported net income for the six months ended June 30, 2020 of $6.2 million or diluted earnings per share of $1.05 compared to a net income for the comparable period of 2019 of $7.5 million or a diluted earnings per share of $1.35. The Company’s ROAA and ROACE were 0.65% and 6.64% for the six months ended June 30, 2020 compared to 0.88% and 9.41% in six months ended June 30, 2019. As a result of the COVID-19 pandemic, second quarter and year to date 2020 earnings were impacted by an increased provision for loan losses ("PLL") of $7.6 million for the six months ended June 30, 2020 compared to $875,000 for the six months ended June 30, 2019. The Company's pre-tax pre-provision ROAA and pre-tax pre-provision ROACE increased to 1.57% and 15.95% during the first six months of 2020 compared to 1.30% and 13.91% for the same period in 2019.

"This quarter has been difficult for many of our customers and for the communities we serve," stated William J. Pasenelli, President and Chief Executive Officer. "The Bank has successfully operated throughout the crisis and we look forward to further reopening of the economy. We made significant adjustments to our operations as we put into action our pandemic response plan. We continued to serve the community throughout the crisis by participating in programs like the U.S. Small Business Administration's Payroll Protection Program ("U.S. SBA PPP") keeping our branches open, and working with customers to maintain their loans. We know that there will be credit impacts from the crisis’s economic disruption and we are increasing our credit provisions accordingly. We have continued our progress in other areas by controlling expenses, increasing noninterest income, and increasing net interest income. We look forward to a post COVID economy as we continue to move forward."

"Our commitment to our existing and new customers and to our local economy was demonstrated by our dedicated team in the second quarter of 2020. We booked $265 million in loan deferral modifications and $130 million in Small Business Administration's Payroll Protection Program loans. Our ongoing commitment to our communities will continue by providing access to existing and future federal and state relief programs," stated James M. Burke, Executive Vice President and Bank President. "We believe our work with local businesses during this unprecedented crisis has created goodwill that should net new lasting customer relationships."

Second Quarter Highlights

  During the second quarter, total net loans, which include portfolio loans and U.S. SBA PPP loans, increased 34.4% annualized or $127.0 million from $1,477.1 million at March 31, 2020 to $1,604.1 million at June 30, 2020. Gross portfolio loans increased 0.7% annualized or $2.7 million from $1,490.1 million at March 31, 2020 to $1,492.7 million at June 30, 2020. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

  The U.S. SBA PPP loan is designed to provide a direct incentive for small businesses to keep their workers on the payroll. SBA will forgive loans if all employee retention criteria are met, and the funds are used for eligible expenses. U.S. SBA PPP loans carry a two to five year term at a 1% annual interest rate until the loan is either forgiven or paid. The forgiveness window is expected to open during the third quarter of 2020 and we are optimistic that many of our PPP customers will take the opportunity to request forgiveness in the third and fourth quarters of 2020. The Company recorded net deferred fees of $3.9 million during the second quarter that are being amortized as a component of interest income through the contractual maturity date of each individual PPP loan. Net deferred fees include fees (deferred fees) paid to participant banks for each PPP loan underwritten and funded as well as costs incurred to underwrite the loans (deferred costs). PPP loan forgiveness will allow the Company to recognize remaining net deferred fees in the quarter of forgiveness.

  The Company funded virtually all PPP loans with the Federal Reserve lending facility to fund banks offering SBA PPP loans (the Federal Reserve "PPPLF" program) at a 0.35% annual interest rate. The Company is participating in the Federal Reserve Bank's PPPLF Program. As of June 30, 2020, the Company's outstanding PPPLF advances were $126.8 million. Due to the expected temporary increase to assets and the 100% government guaranty, banking regulators have provided favorable regulatory capital treatment by excluding the activity and balances from regulatory capital ratios.

  The Company’s loan pipeline was approximately $134.0 million at June 30, 2020. Loan growth is expected to slow as a result of the COVID-19 crisis for the balance of 2020.
  Total deposits increased $157.8 million to $1,670.4 million at June 30, 2020 compared to $1,512.6 million at March 31, 2020. The $157.8 million increase included a $177.2 million increase to transaction deposits and a $19.4 million decrease  to time deposits. Non-interest bearing demand deposits have increased $102.1 million or 40.2% to $356.2 million (21.3% of deposits) at June 30, 2020 compared to $254.1 million (16.80%  of deposits) at March 31, 2020.

  Net income for the three months ended June 30, 2020 increased $702,000 to $3.5 million, or $0.59 per share, compared to $2.7 million, or $0.47 per share, in the prior quarter. The Company’s ROAA and ROACE were 0.69% and 7.27% in second quarter of 2020 compared to 0.61% and 6.00% in the prior quarter. The Company had no material adjustments to operating net income and operating earnings per share, operating ROAA and operating ROACE were the same for the comparable periods (see Non-GAAP reconciliation schedules).
	Three Months Ended
(dollars in thousands)	June 30, 2020	March 31, 2020	$ Variance	% Variance
Operations Data:
Interest and dividend income	$17,638	$18,039	$(401)	(2.2)%
Interest expense	2,414	3,686	(1,272)	(34.5)%
Net interest income	15,224	14,353	871	6.1%
Provision for loan losses	3,500	4,100	(600)	(14.6)%
Noninterest income	2,259	2,121	138	6.5%
Noninterest expense	9,397	9,683	(286)	(3.0)%
Income before income taxes	4,586	2,691	1,895	70.4%
Income tax (benefit) expense	1,136	(57)	1,193	(2,093.0)%
Net income	$3,450	$2,748	$702	25.5%
  At and for the three months ended June 30, 2020, the Company's allowance for loan loss ("ALLL") and PLL were impacted by economic and operational conditions related to COVID-19. The allowance increased $5.4 million or 49.1% to $16.3 million at June 30, 2020 from $10.9 million at December 31, 2019. The PLL and ALLL as a percent of total loans may increase in future periods if the credit quality of our loan portfolio declines and loan defaults increase as a result of the COVID-19 pandemic.

  Net interest margin decreased to 3.34% for the three months ended June 30, 2020 from 3.43% for the three months ended March 31, 2020. Net interest income increased $871,000 from $14.4 million in the previous quarter to $15.2 million in the second quarter of 2020. Accretion interest from acquired loans was $181,000 and $222,000 for the comparable periods. Net interest margin was negatively impacted from the funding of U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans of $129.4 million which resulted in approximately eight basis points of net interest margin compression for the three months ended June 30, 2020. Average loans increased $115.5 million from $1,447.5 million in the first quarter of 2020 to $1,563.0 million in the second quarter of 2020, primarily as a result of PPP loans originated during the second quarter and growth in the average balances of commercial real estate loans.

  Due to a slightly liability-sensitive balance sheet, the Company experienced increasing net interest margin in the first quarter of 2020 and stable margins during the second quarter of 2020 after adjusting for PPP loan and funding activity. Some compression of our net interest margin is foreseeable in the second half of 2020 with the possibility that interest-earning assets will reprice faster than interest-bearing liabilities. Conversely, PPP loan forgiveness will positively impact margins and net interest income in the quarter(s) of forgiveness with the recognition of remaining net deferred fees.
  For the three months ended June 30, 2020, loan yields and overall interest-earning asset yields decreased 39 and 44 basis points to 4.17% and 3.88%, respectively, compared to 4.56% and 4.31%, respectively, for the three months ended March 31, 2020. The Bank’s cost of funds decreased 39 basis points to 0.54% for the three months ended June 30, 2020 from 0.93% for the three months ended March 31, 2020.

  Noninterest expense of $9.4 million for the three months ended June 30, 2020 decreased $286,000 compared to $9.7 million in the prior quarter. The decrease was primarily due to lower compensation and benefits and professional fees, partially offset by higher than average OREO valuation allowances. Compensation and benefits were lower due to the allocation of $406,00 in deferred costs for PPP loans originated during the second quarter of 2020. Adjusted noninterest expense (see Non-GAAP reconciliation schedules), which excluded OREO related expenses decreased $604,000 to $8.3 million for the three months ended June 30, 2020 compared to $8.9 million for the three months ended March 31, 2020. The following is a summary breakdown of noninterest expenses comparing June 30, 2020 and March 31, 2020:
	Three Months Ended
(dollars in thousands)	June 30, 2020	March 31, 2020	$ Change	% Change
Compensation and benefits	$4,714	$5,188	$(474)	(9.1)%
OREO valuation allowance and expenses	1,100	782	318	40.7%
Operating expenses	3,583	3,713	(130)	(3.5)%
Total noninterest expense	$9,397	$9,683	$(286)	(3.0)%
  The GAAP efficiency ratio was 53.75% for the three months ended June 30, 2020 compared to 58.78% for the three months ended March 31, 2020. Management remains committed to controlling expenses. The non-GAAP (or “operating”) efficiency ratio, which excludes, securities gains and losses, OREO gains and losses and other non-core activities, was 47.87% at June 30, 2020 compared to 55.39% at March 31, 2020 (see Non-GAAP reconciliation schedules).

COVID-19 Response

The outbreak of COVID-19 has adversely impacted a range of industries in the Company's footprint. The length and the severity of the pandemic could prevent our customers from fulfilling their financial obligations to the Company. While there have been no material impacts to the Company's employees or business to date, COVID-19 could potentially create business continuity issues for the Company. Congress, the President of the United States ("POTUS"), and the Federal Reserve have taken actions designed to cushion the economic fallout. Most notably, the Coronavirus Aid, Relief and Economic Security ("CARES") Act was signed into law on March 27, 2020 as a $2 trillion legislative package. The goal of the CARES Act is to prevent a severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors. There have been additional clarifications to regulation and legislation since the original law was passed.

The Company has taken significant steps to protect the health and well-being of its employees and customers and to assist customers who have been impacted by the COVID-19 pandemic. These steps are reflected in our Board-approved Pandemic Preparedness Plan that includes the following practices and procedures:

  Management's Pandemic team, which includes members of the Executive team, Accounting, Risk, Information Technology, Lending, Operations, Human Resources, and Facilities meets bi-weekly and more frequently as needed. Executive management reports weekly, or more as needed to the Chairman of the Board. The Board is updated on a regular basis and as needed by executive management and the Chairman of the Board.

  We successfully deployed employees to remote work as needed. We have communicated timely to team members as well as to our customers, implemented protocols for team member safety, and initiated strategies for monitoring and responding to local COVID-19 impacts - including critical customer relief efforts. The Company's preparedness efforts, coupled with quick and decisive plan implementation, resulted in minimal impacts to operations as a result of COVID-19. Improvements to the Company's technology platforms over the last several years enabled the successful transition to a remote work environment for employees whose job responsibilities can be carried out effectively from home.

  During the second quarter we reopened our branch lobbies. The Company is committed to assisting our customers and communities in this time of need. To ensure the health and safety of our customers and employees, we are limiting the number of customers in our branch locations and requiring customers and our employees to wear masks. Customer areas are sanitized after every interaction. We encourage our customers to make appointments to address their needs.  Our branches have been supplied with masks, gloves and disinfectant materials for employees to use throughout the day. All facilities and ATMs are being cleaned daily.

  We remain focused on the well-being of our employees. Executive management established regular communications with employees to keep them informed of  benefits available to them and steps we are taking to keep them safe.

  We are helping our deposit customers.  Some measures include assisting customers with stopping recurring transactions to eliminate overdraft fees and increasing deposit limits on our mobile App. We are monitoring the Customer Support Center staffing to ensure successful management of call volume. We continue to perform all customer requests including onboarding and closing accounts effectively, through our online channel, the drive thru and branch staff.

  We have payment deferral programs for our customers who are adversely affected by the pandemic. Depending on the demonstrated need of the client, the Company is deferring either the full loan payment or the principal component of the loan payment between 90 and 180 days. As of June 30, 2020, the Company had executed 312 loan deferrals on outstanding loan balances of $264.9 million. As of July 22, 2020, customer deferral requests have slowed and the Bank was considering additional deferrals of approximately $20.0 million. As of July 22, 2020 there were $7.2 million relating to seven loans that were reported as delinquent as of June 30, 2020 with approved COVID-19 loan deferrals not yet completed. These loans were current prior to the COVID-19 crisis and will not be considered delinquent loans or troubled debt restructures ("TDRs") upon completion of the modification agreements. Given the ongoing uncertainty regarding the length and economic impact of the COVID-19 crisis and the effects of various government stimulus programs, the estimated number and dollar impact of loan deferrals the Company could execute is subject to change.

  Additionally, none of the deferrals are reflected in the Company’s asset quality measures (i.e., non-performing loans) due to the provision of the CARES Act that permits U.S. financial institutions to temporarily suspend the U.S. GAAP requirements to treat such short-term loan modifications as TDR. These provisions have also been confirmed by interagency guidance issued by the federal banking agencies and confirmed with staff members of the Financial Accounting Standards Board.
  We are originating U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans. The Company is actively assisting its customers with applications for resources through the program. As of June 30, 2020, the Company had originated 902 SBA PPP loans with balances of $129.4 million. In addition, due to a second round of funding authorized by POTUS and Congress, as of June 30, 2020, the Bank will continue to assist the community until the authorized funding is depleted. The Company has funded PPP loans with the Federal Reserve PPPLF facility.

Management's COVID-19 credit analysis is included in our Asset Quality discussion.

Balance Sheet - Asset Quality

We expect the COVID-19 pandemic to have an adverse effect on our loan pipeline and the credit quality of our loan portfolio during the remainder of 2020. Disruption to our customers could result in increased loan delinquencies and defaults and a decline in local loan demand. The Company's COVID-19 loan deferral commercial and retail programs could delay the identification and resolution of problem credits. Management believes impaired loans may increase in the future as a result of the COVID-19 pandemic. No credit issues are anticipated with SBA PPP loans as they are guaranteed by the Small Business Administration and the Bank's allowance for loan loss does not include an allowance for U.S. SBA PPP loans.

Non-accrual loans and OREO to total gross portfolio loans and OREO increased three basis points from 1.75%  at December 31, 2019 to 1.78% at June 30, 2020. Non-accrual loans, OREO and TDRs to total assets decreased 16 basis points from 1.46% at December 31, 2019 to 1.30% at June 30, 2020.

Non-accrual loans increased $5.0 million from $17.9 million at December 31, 2019 to $22.9 million at June 30, 2020. The increase in non-accrual loans during the first six months 2020 was largely the result of several substandard classified relationships that before the COVID-19 were performing.  At June 30, 2020, $20.0 million or 87.4% of total non-accruals of $22.9 million related to 10 customer relationships. At December 31, 2019, $15.0 million or 84% of total non-accruals of $17.9 million related to seven customer relationships. Non-accrual loans of $2.8 million (12%) were current with all payments of principal and interest with no impairment at June 30, 2020. Delinquent non-accrual loans were $20.1 million (88%) with specific reserves of $88,000 at June 30, 2020.

The OREO balance decreased $4.1 million from $7.8 million December 31, 2019 to $3.7 million at June 30, 2020. During the six months ended June 30, 2020 there were no OREO additions. OREO disposals of $2.3 million netted losses of $9,000 for the six months ended June 30, 2020. To adjust properties to current appraised values, additions to the valuation allowance of $1.8 million were taken for the six months ended June 30, 2020. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Classified assets decreased $9.5 million from $34.6 million at December 31, 2019 to $25.1 million at June 30, 2020. Management considers classified assets to be an important measure of asset quality. The Company's risk rating process for classified loans are an important input into the Company's allowance methodology. Risk ratings are expected to be an important indicator beginning in the third quarter of 2020 in assessing credit risks of the COVID-19 deferred loans.

The Company recorded a $3.5 million and $7.6 million provision for loan loss expense for the three and six months ended June 30, 2020 compared to $375,000 and $875,000 for the three and six months ended June 30, 2019. Net charge-offs of $2.2 million were recognized for the three and six months ended June 30, 2020 compared to net charge-offs of $303,000 and  $933,000 for the same periods in 2019. The allowance increased $5.4 million or 49.14% to $16.3 million at June 30, 2020 from $10.9 million at December 31, 2019. Allowance for loan loss levels increased to 1.09% of total portfolio loans at June 30, 2020 compared to 0.75% at December 31, 2019. U.S. SBA PPP loans are excluded from the Bank's allowance methodology due to the guarantee of the U.S. SBA. Since December 31, 2019, the Company's June 30, 2020 general allowance increased 39 basis points to 1.09% and decreased four basis points for the specific allowances to less than 0.01%. The allowance as a percentage of non-acquired loans increased 35 basis points to 1.14% at June 30, 2020 from 0.79% at December 31, 2019.

The Company's allowance methodology considers quantitative historical loss factors and qualitative factors to determine the estimated level of incurred losses in the Company's loan portfolios. The increased provision expense recorded in the first six months of 2020 was primarily due to the uncertainty surrounding economic conditions as a result of the COVID-19 pandemic and to a lesser degree growth in the commercial loan portfolio. In addition, the allowance in the second quarter of 2020 increased due to COVID-19 deferred loans. See attached schedules on COVID-19 deferred loans.

In March 2020, the U.S. economy deteriorated as a result of the COVID-19 pandemic and as of June 30, 2020, it remains unclear when the economy will reach a low point. Real first quarter 2020 Gross Domestic Product ("GDP"') declined 5.0% and most economists are predicting that personal consumption will remain suppressed until there is a vaccine, more effective therapeutic treatments and local and state government willingness to open their economies. Maryland and Virginia June 2020 unemployment rates according to the U.S. Bureau of Labor Statistics were 8.0% and 8.4%, respectively. Nationally, the unemployment rate declined by 2.2% percentage points to 11.1% in June, and the number of unemployed persons fell by 3.2 million to 17.8 million. Although unemployment fell in May and June, the jobless rate and the number of unemployed are up by 7.6% and 12.0 million, since February 2020. Decreases in the unemployment rate may not continue if spikes in COVID-19 infections and hospitalizations cause local and state governments to consider shutting down recently opened up economies.

The COVID-19 crisis has created uncertainty in regulation and placed an additional burden on our employees. POTUS, Congress, financial  regulators, the SEC and the FASB have been encouraging Banks to work with impacted customers. The regulatory treatment of deferred loans and delinquency will make credit metrics less transparent, timely and useful. In addition to historical loss credit metrics, we used other metrics to quantify incurred losses in the Company's loan portfolio. These include the additional work level on staff, the increased pace of change in regulations, and the increasing number of deferred loans. The Company's credit and lending employees have been working with customers who are experiencing financial stress as a result of COVID-19. Processing the increase in activity and new regulations with similar pre-COVID-19 crisis staff levels inherently increases credit risk.

Management also considered the increased probability of default from loans modified to defer payments during the crisis. Deferred loan modifications at June 30, 2020 were $264.9 million or 17.7% of total gross portfolio loans. Management believes that the COVID-19 deferred loan population will experience higher default rates than non-deferred portfolio loans. In our evaluation of the deferred loan portfolio, management considered the length of the deferral period, the type and amount of collateral and customer industries. The analysis considered the impact to the allowance model if certain metrics were available (e.g., delinquency), but because of the COVID-19 deferral period will remain as lagging indicators. When the deferral periods end in the fourth quarter of 2020 and the first quarter of 2021, we plan to use customer specific qualitative metrics in our ALLL calculation.

The allowance for loan losses as a percent of total loans may increase in future periods based on our belief that the credit quality of our loan portfolio could decline and loan defaults may increase as a result of the COVID-19 pandemic.

We anticipate that a significant portion of the Bank's borrowers in the hotel, restaurant and retail industries will continue to endure significant economic distress, which has caused, and may continue to cause, them to draw on their existing lines of credit. This scenario may adversely affect their ability to repay existing indebtedness and may impact the value of collateral. These developments, together with economic conditions, could materially impact our commercial real estate portfolio, particularly with respect to real estate with exposure to specific industries, and the value of certain collateral securing our loans. As a result, our financial condition, capital levels and results of operations could be adversely affected.

Balance Sheet

Total assets increased $296.2 million, or 16.5%, to $2.09 billion at June 30, 2020 compared to total assets of $1.80 billion at December 31, 2019 primarily due to increased net loans of $159.0 million with U.S. SBA PPP loans accounting for $129.4 million of the increase. In addition, total assets increased $28.2 million for investments, OREO decreased $4.1 million, cash increased $114.0 million and all other assets decreased $882,000. The Company’s loan pipeline was approximately $134.0 million at June 30, 2020.

The following tables breakdown of loan growth for three and six months ended  June 30, 2020 compared to March 31, 2020 and  December 31, 2019 by portfolio:

BY LOAN TYPE	June 30, 2020%		March 31, 2020%		$ Change	Annualized % Change
Portfolio Type:
Commercial real estate	$996,111	66.73%	$977,678	65.61%	$18,433	7.5%
Residential first mortgages	165,670	11.10%	170,795	11.46%	(5,125)	(12.0)%
Residential rentals	132,590	8.88%	133,016	8.93%	(426)	(1.3)%
Construction and land development	37,580	2.52%	38,627	2.59%	(1,047)	(10.8)%
Home equity and second mortgages	33,873	2.27%	35,937	2.41%	(2,064)	(23.0)%
Commercial loans	63,249	4.24%	70,971	4.76%	(7,722)	(43.5)%
Consumer loans	1,117	0.07%	1,134	0.08%	(17)	(6.0)%
Commercial equipment	62,555	4.19%	61,931	4.16%	624	4.0%
Gross portfolio loans	1,492,745	100.00%	1,490,089	100.00%	2,656	0.7%
Net deferred costs	2,072	0.14%	2,059	0.14%	13	2.5%
Allowance for loan losses	(16,319)		(15,061)		(1,258)	33.4%
	(14,247)		(13,002)		(1,245)	38.3%
Net Portfolio Loans	$1,478,498		$1,477,087		$1,411	0.4%

U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans	$129,384		$—		$129,384
Net deferred fees	(3,746)		—		(3,746)
Net SBA PPP Loans	$125,638		$—		$125,638

Total Net Loans	$1,604,136		$1,477,087		$127,049	34.4%

Gross Loans	$1,622,129		$1,490,089		$132,040	35.4%

BY LOAN TYPE	June 30, 2020%		December 31, 2019%		$ Change	Annualized % Change
Portfolio Loans:
Commercial real estate	$996,111	66.73%	$964,777	66.34%	$31,334	6.5%
Residential first mortgages	165,670	11.10%	167,710	11.53%	(2,040)	(2.4)%
Residential rentals	132,590	8.88%	123,601	8.50%	8,989	14.5%
Construction and land development	37,580	2.52%	34,133	2.35%	3,447	20.2%
Home equity and second mortgages	33,873	2.27%	36,098	2.48%	(2,225)	(12.3)%
Commercial loans	63,249	4.24%	63,102	4.34%	147	0.5%
Consumer loans	1,117	0.07%	1,104	0.08%	13	2.4%
Commercial equipment	62,555	4.19%	63,647	4.38%	(1,092)	(3.4)%
Gross portfolio loans	1,492,745	100.00%	1,454,172	100.00%	38,573	5.3%
Net deferred costs	2,072	0.14%	1,879	0.13%	193	20.5%
Allowance for loan losses	(16,319)	(1.09)%	(10,942)	(0.75)%	(5,377)	98.3%
	(14,247)		(9,063)		(5,184)	114.4%
Net Portfolio Loans	$1,478,498		$1,445,109		$33,389	4.6%

U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans	$129,384		$—		$129,384
Net deferred fees	(3,746)		—		(3,746)
Net SBA PPP Loans	$125,638		$—		$125,638

Total Net Loans	$1,604,136		$1,445,109		$159,027	22.0%

Gross Loans	$1,622,129		$1,454,172		$167,957	23.1%

Acquired loans at June 30, 2020 were $67.1 million or 4.5% of gross portfolio loans compared to and $77.1 million or  5.3% of gross portfolio loans at December 31, 2019.

Non-owner occupied commercial real estate as a percentage of risk-based capital at June 30, 2020 and December 31, 2019 were $682 million or 345% and $639 million or 320%, respectively. Construction loans as a percentage of risk-based capital at June 30, 2020 and December 31, 2019 were $163 million or 82% and $147 million or 74%, respectively. Regulatory loan concentrations increased in the first six months of 2020 due to commercial real estate growth and due to a reduction in total regulatory capital from the redemption of the $23.0 million of 6.25% fixed-to-floating rate subordinated notes in February 2020.

The Bank uses both retail deposits and wholesale funding. Retail deposits include municipal deposits. Wholesale funding includes short-term borrowings, long-term borrowings and brokered deposits. Retail deposits continue to be the most significant source of funds totaling $1,659.4 million or 95.2% of funding at June 30, 2020 compared to $1,510.8 million or 97.0% of funding at December 31, 2019. Wholesale funding, which consisted of FHLB advances and brokered deposits, was $83.3 million or 4.8% of funding at June 30, 2020 compared to $46.4 million or 3.0% of funding at December 31, 2019. The June 30, 2020 Federal Reserve Bank's PPPLF Program outstanding balance of $126.8 million is excluded from the preceding deposit and wholesale analysis. In addition to funding for operations, the Company had junior subordinated debentures of $12.0 million and subordinated notes of $23.0 million at December 31, 2019. On February 15, 2020, the Company redeemed the Company’s outstanding $23.0 million of 6.25% fixed-to-floating rate subordinated notes.

Total deposits increased $158.5 million or 10.49% (21.0% annualized) to $1,670.4 million at June 30, 2020 compared to $1,511.8 million at December 31, 2019. The $158.5 million increase was comprised of a $186.2 million increase to transaction deposits and a $27.7 million decrease to time deposits. Reciprocal deposits are included in transaction deposits and are used to maximize FDIC insurance available to our customers. Reciprocal deposits decreased $21.6 million to $328.4 million at June 30, 2020 compared to $350.0 million at December 31, 2019.

The Bank typically experiences a reduction in transaction deposits during the first quarter as our business customers use transaction account balances to pay expenses and taxes accrued in the prior year. During the second quarter deposit balances generally increase through the end of the year. The Bank continued to attract additional retail deposit customers during the first six months of 2020. Non-interest-bearing demand deposits increased $115.0 million or 47.7% to $356.2 million (21.3% of deposits) at June 30, 2020 compared to $241.2 million (15.95% of deposits) at December 31, 2019. The Bank increased on-balance sheet liquidity in the first and second quarters as deposit balances increased compared to the prior year. Customer deposit balances increased due to lower levels of consumer and business spending. We believe that deposit levels could decrease in future periods as a result of the distressed economic conditions in our market areas relating to the COVID-19 pandemic. However, it is not possible to project the impact with any precision at this time. We expected a temporary increase in deposit balances in the second quarter of 2020 due to our customers' participation in the SBA PPP loan program.

As of June 30, 2020, the Company had loans and securities pledged or in safekeeping at FHLB with a collateral value of $526.7 million. The Company had $296.9 million in loan collateral and $229.8 million of AFS securities collateral, partially offset by FHLB outstanding advances of $72.3 million, FHLB letters of credit of $43.0 million, and amounts pledged to municipalities of $53.7 million, resulting in total available collateral for FHLB borrowings of $357.7 million at June 30, 2020. The Bank used the Federal Reserve PPP lending facility to fund SBA PPP loans to ensure available borrowing availability from the FHLB was not impacted. Federal Reserve PPPLF advances are non-recourse and receive 100% value for the pledged PPP loan collateral. The SBA PPP loans that are pledged to the PPPLF are excluded from the leverage ratio according to regulatory policy as explained below.

During the last two years, the Company's reliance on wholesale funding decreased from 18.63% of assets at December 31, 2017 to 3.98% of assets at June 30, 2020. The Company’s net portfolio loan to deposit ratio decreased from 95.6% at December 31, 2019 to 88.5% at June 30, 2020.

On December 31, 2019, the Company issued a total of 312,747 shares of its common stock, par value $0.01 in a private placement offering. The Company received net proceeds of $10.6 million after deal expenses. On February 15, 2020, the Company used the proceeds and a cash dividend from the Bank to redeem the Company’s outstanding $23.0 million of 6.25% fixed-to-floating rate subordinated notes. The redemption of the $23.0 million in subordinated notes in February 2020 reduced interest expense by approximately $1.4 million on an annualized basis. The annualized positive impact on net interest margin is estimated to be between eight and nine basis points.

Total stockholders’ equity increased $7.9 million, or 4.4%, to $189.4 million at June 30, 2020 compared to $181.5 million at December 31, 2019. This increase primarily resulted from net income of $6.2 million, an increase in accumulated other comprehensive income of $3.0 million and net stock related activities in connection with stock-based compensation and ESOP activity of $147,000. These increases to stockholders’ equity were partially offset by decreases due to common dividends paid of $1.4 million. The Company’s ratio of tangible common equity to tangible assets decreased to 8.50% at June 30, 2020 from 9.44% at December 31, 2019 (see Non-GAAP reconciliation schedules). The Company’s Common Equity Tier 1 (“CET1”) ratio was 11.12% at June 30, 2020 and 11.11% at  December 31, 2019. The Company remains well capitalized at June 30, 2020 with a Tier 1 capital to average assets ("leverage ratio") of 9.76% at June 30, 2020 compared to 10.08% at December 31, 2019. In April 2020, banking regulators issued an interim final rule that excluded U.S. SBA PPP loans pledged under the PPPLF from the calculation of the leverage ratio. In addition, the interim final rule excluded U.S. SBA PPP loans from the calculation of risk-based capital ratios by assigning a zero percent risk weight.

Income Statement

Net Income

The Company reported net income for the three months ended June 30, 2020 of $3.5 million or diluted earnings per share of $0.59 compared to net income of $3.6 million or $0.65 per diluted share for the three months ended June 30, 2019. The Company’s ROAA and ROACE were 0.69% and 7.27% for the three months ended June 30, 2020 compared to 0.84% and 8.99% for the three months ended June 30, 2019. The $177,000 decrease to net income in the second quarter of 2020 compared to the same quarter in 2019 was due to increased provision for loan losses and noninterest expense, partially offset by increased net interest income and noninterest income. Decreases to income before taxes were partially offset by decreased income tax expense of $258,000 for the comparable periods. The decrease in income tax expense was due to a change in the Company's state tax apportionment approach that was implemented in the first quarter of 2020.

The Company reported net income for the six months ended June 30, 2020 of $6.2 million or diluted earnings per share of $1.05 compared to net income of $7.5 million or $1.35 per diluted share for the six months ended June 30, 2019. The Company’s ROAA and ROACE were 0.65% and 6.64% for the six months ended June 30, 2020 compared to 0.88% and 9.41% for the six months ended June 30, 2019. The $1.3 million decrease to net income in the first six months of 2020 compared to the same period in 2019 was due to increased provision for loan losses and noninterest expense, partially offset by increased net interest income and noninterest income. Decreases to income before taxes were partially offset by decreased income tax expense of $1.6 million for the comparable periods. The decrease in income tax expense was due to a change in the Company's state tax apportionment approach and included adjustments in the first quarter of 2020 for amended income tax filings of the Company and Bank.

The Company's effective  income tax rate for the six months ended June 30, 2020 decreased to 14.8% compared to 26.5% for the same period in the prior year, primarily due to a change in the Company's state tax apportionment approach which was implemented during the first quarter of 2020 and included the impact of amended income tax filings of the Company and Bank. Management evaluated the tax position and determined the change in tax position qualified as a change in estimate under FASB ASC Section 250. The following table shows a breakdown of income tax expense for the six months ended June 30, 2020 split between the apportionment adjustment and a normalized 2020 income tax provision:

	Six Months Ended June 30, 2020
(dollars in thousands)	Tax Provision	Effective Tax Rate
Income tax apportionment adjustment	$(743)	(10.2)%
Income taxes before apportionment adjustment	1,822	25.0%
Income tax (benefit) expense as reported	$1,079	14.8%

Income before income taxes	$7,277

The Company’s consolidated effective tax rate is expected to be between 25.40% and 26.06% for the third and fourth quarters of 2020.

Net Interest Income

Net interest income increased 14.8% or $1.97 million to $15.22 million for the three months ended June 30, 2020 compared to $13.26 million for the three months ended June 30, 2019. Net interest margin of 3.34% for the three months ended June 30, 2020 increased one basis point from 3.33% for the comparable period. The increase in net interest income and static net interest margin resulted primarily from significant decreases in interest expense from lower funding costs as increased interest income from larger average balances to interest-earning assets nearly offset decreased interest income from lower asset yields. Interest income decreased $480,000 for the three months ended June 30, 2020 compared to the second quarter of 2019. The decrease in interest income resulted from larger average balances of interest-earning assets contributing $2.3 million in additional interest income offset by lower interest yields accounting for a $2.7 million reduction in interest income. Interest expense decreased $2.4 million for the three months ended June 30, 2020 compared to the second quarter of 2019. Lower interest rates accounted for $2.4 million of the decrease in interest expense and decreases in the average balance of interest-bearing liabilities and changes in the funding mix contributed $74,000.

Net interest income increased 12.5% or $3.3 million to $29.6 million for the six months ended June 30, 2020 compared to $26.3 million for the six months ended June 30, 2019. Net interest margin of 3.39% for the six months ended June 30, 2020 increased seven basis points from 3.32% for the comparable period. The increase in net interest income and net interest margin resulted primarily from significant decreases in interest expense from lower funding costs as increased interest income from larger average balances to interest-earning assets nearly offset decreased interest income from lower asset yields. Interest income decreased $238,000 for the six months ended June 30, 2020 compared to the first six months of 2019. The decrease in interest income resulted from larger average balances of interest-earning assets contributing $3.5 million in additional interest income offset by lower interest yields accounting for a $3.7 million reduction in interest income. Interest expense decreased $3.5 million for the six months ended June 30, 2020 compared to the same period of 2019. Lower interest rates accounted for $3.0 million of the decrease in interest expense and decreases in the average balance of interest-bearing liabilities and changes in the funding mix contributed $516,000.

The sharp decline in interest rates during the first six months of 2020 not only reduced interest income on floating-rate commercial loans and liquid interest-earning assets, but it also reduced competitive pressures and depositor expectations concerning deposit interest rates. Due to a slightly liability-sensitive balance sheet, the Company experienced increasing net interest margin in the first quarter of 2020 and stable margins during the second quarter of 2020 after adjusting for PPP loan and funding activity. Net interest margin was negatively impacted from the funding of U.S. SBA PPP loans of $129.4 million which resulted in approximately eight basis points of net interest margin compression for the three months ended June 30, 2020. Some compression of our net interest margin is foreseeable in the second half of 2020 with the possibility that interest-earning assets will reprice faster than interest-bearing liabilities. Conversely, PPP loan forgiveness will positively impact margins and net interest income in the quarter(s) of forgiveness with the recognition of remaining net deferred fees.

Fluctuations in net interest income can result from the combination of changes in the average balances of asset and liability categories and changes in interest rates. Interest rates earned and paid are affected by general economic conditions, particularly changes in market interest rates, and by competitive factors, government policies and actions of regulatory authorities. The Federal Reserve decreased the targeted federal funds rate by a total of 75 basis points in the second half of 2019. In addition, in response to the COVID-19 pandemic, the Federal Reserve decreased the targeted federal funds interest rate by a total of 150 basis points in March 2020. These decreases impact the comparability of net interest income between 2019 and 2020.

The below table provides information on the impact of changes in volume and rate for the three months ended June 30, 2020 and 2019:

Three Months Ended June 30, 2020 compared to June 30, 2019

(dollars in thousands)	Volume	Due to Rate	Total
Loan portfolio (1)	$2,172	$(2,261)	$(89)
Investment securities, federal funds sold and interest bearing deposits	92	(486)	(394)
Total interest-earning assets	$2,264	$(2,747)	$(483)

Savings	$4	$8	$12
Interest-bearing demand and money market accounts	78	(1,252)	(1,174)
Certificates of deposit	(378)	(490)	(868)
Long-term debt	193	(65)	128
Short-term borrowings	(47)	(160)	(207)
PPPLF Advance	76	—	76
Subordinated notes	—	(359)	(359)
TRUPs	—	(54)	(54)
Total interest-bearing liabilities	$(74)	$(2,372)	$(2,446)
Net change in net interest income	$2,338	$(375)	$1,963

(1) Average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $181,000 and $209,000 of accretion interest during the three months ended June 30, 2020 and 2019, respectively.

The below table provides information on the impact of changes in volume and rate for the six months ended June 30, 2020 and 2019:

Six Months Ended June 30, 2020 compared to June 30, 2019

(dollars in thousands)	Volume	Due to Rate	Total
Loan portfolio (1)	$3,390	$(3,106)	$284
Investment securities, federal funds sold and interest bearing deposits	67	(589)	(522)
Total interest-earning assets	$3,457	$(3,695)	$(238)

Savings	$4	$9	$13
Interest-bearing demand and money market accounts	268	(1,823)	(1,555)
Certificates of deposit	(649)	(563)	(1,212)
Long-term debt	358	(115)	243
Short-term borrowings	(189)	(283)	(472)
PPPLF Advance	76	—	76
Subordinated notes	(384)	(151)	(535)
TRUPs	—	(78)	(78)
Total interest-bearing liabilities	$(516)	$(3,004)	$(3,520)
Net change in net interest income	$3,973	$(691)	$3,282

(1) Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $403,000 and $381,000 of accretion interest during the six months ended June 30, 2020 and 2019, respectively.

Noninterest Income

Noninterest income of $2.3 million for the three months ended June 30, 2020 increased by $1.0 million compared to $1.3 million for the three months ended June 30, 2019. The increase was due to $112,000 in net gains on the sale of securities, $1.0 million of interest rate protection referral fee income and partially offset by decreased service charge income of $119,000. During 2019, the Bank added a new product and began referring customers to a third-party financial institution that offers interest rate protection for the length of a loan. Noninterest income as a percentage of average assets was 0.45% and 0.29%, respectively, for the three months ended June 30, 2020 and 2019.

Noninterest income of $4.4 million for the six months ended June 30, 2020 increased by $2.1 million compared to $2.3 million for the six months ended June 30, 2019. The increase was due to $441,000 in net gains on the sale of securities, a $1.5 million increase in interest rate protection referral fee income and increased service charge income of $133,000. Increased service charges were due to a larger customer base and the growth in organic deposits over the last two years. In addition, the Bank revamped its retail deposit account product offerings during the second half of 2019 and focused on adding more consumer checking accounts. Noninterest income as a percentage of average assets was 0.46% and 0.27%, respectively, for the six months ended June 30, 2020 and 2019. The COVID-19 crisis has impacted spending habits of customers and reduced service fee income as well as curtailed expected commercial loan volume which impacts interest rate protection agreement referral fee opportunities. The economic environment could impact future noninterest income.

Noninterest Expense

Noninterest expense increased $281,000 or 3.1% to $9.4 million for the three months ended June 30, 2020 compared to $9.1 million for the three months ended June 30, 2019. The increase in noninterest expense for the comparable periods was primarily due to  increased OREO expenses of $668,000. Operating expenses decreased $220,000 for the comparable periods as increases in data processing and FDIC insurance were offset by lower professional fees and other expenses. Compensation and benefits decreased $167,000 for the comparable periods. Compensation and benefits were lower in the second quarter of 2020 due to the allocation of $406,00 in deferred costs for PPP loans originated during the second quarter of 2020. The Company's projected quarterly expense run rate for the remainder of 2020 remains between $9.2-$9.4 million.

During the second quarter of 2020, OREO expenses increased due to increased valuation allowances and the disposal of an office building with a $1.6 million carrying value. Adjusted noninterest expense, which excludes OREO related expenses, decreased $387,000 to $8.3 million for the three months ended June 30, 2020 compared to $8.7 million for the three months ended June 30, 2019.

The Company’s efficiency ratio was 53.75% for the three months ended June 30, 2020 compared to 62.82% for the three months ended June 30, 2019. The operating efficiency ratio, which excludes securities gains and losses, OREO gains and losses and other non-core activities, was 47.87% and 60.11% for the same periods (see Non-GAAP reconciliation schedules). The Company’s GAAP net operating expense ratio was 1.43% at June 30, 2020 compared to 1.83% at June 30, 2019. The non-GAAP net operating expense ratio, which excludes securities gains and losses, OREO gains and losses and other non-core activities, was 1.24% and 1.74% for the same periods (see Non-GAAP reconciliation schedules). The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more noninterest income while controlling expense growth.

The following is a summary of noninterest expense:

	Three Months Ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Compensation and benefits	$4,714	$4,881	$(167)	(3.4)%
OREO valuation allowance and expenses	1,100	432	668	154.6%
Operating expenses	3,583	3,803	(220)	(5.8)%
Total noninterest expense	$9,397	$9,116	$281	3.1%

Noninterest expense increased $1.6 million or 8.9% to $19.1 million for the six months ended June 30, 2020 compared to $17.5 million for the six months ended June 30, 2019. The increase in noninterest expense for the comparable periods was primarily due to increased compensation and benefits of $218,000 and OREO expenses of $1.4 million. Operating expenses decreased $53,000 for the comparable periods as increases in data processing, professional fees and FDIC insurance were offset by decreases in all other operating expenses including occupancy, advertising, depreciation and other expenses. Adjusted noninterest expense, which excludes OREO related expenses increased $165,000 to $17.2 million for the six months ended June 30, 2020 compared to $17.0 million for the six months ended June 30, 2019.

The Company’s efficiency ratio was 56.19% for the six months ended June 30, 2020 compared to 61.24% for the six months ended June 30, 2019. The operating efficiency ratio, which excludes securities gains and losses, OREO gains and losses and other non-core activities, was 51.49% and 59.79% for the same periods (see Non-GAAP reconciliation schedules). The Company’s GAAP net operating expense ratio was 1.55% at June 30, 2020 compared to 1.78% at June 30, 2019. The non-GAAP net operating expense ratio, which excludes securities gains and losses, OREO gains and losses and other non-core activities, was 1.41% and 1.74% for the same periods (see Non-GAAP reconciliation schedules). The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more noninterest income while controlling expense growth.

The following is a summary of noninterest expense:

	Six Months Ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Compensation and benefits	$9,902	$9,684	$218	2.3%
OREO valuation allowance and expenses	1,882	488	1,394	285.7%
Operating expenses	7,296	7,349	(53)	(0.7)%
Total noninterest expense	$19,080	$17,521	$1,559	8.9%

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $2.1 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements -This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to any acquisition we have undertaking or that we undertake in the future; plans and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: risks, uncertainties and other factors relating to the COVID-19 pandemic (including the length of time that the pandemic continues, the ability of states and local governments to successfully implement the lifting of restrictions on movement and the potential imposition of further restrictions on movement and travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state and local governments, and the inability of employees to work due to illness, quarantine, or government mandates); the synergies and other expected financial benefits from the County First acquisition, or any other acquisition that we undertake in the future; may not be realized within the expected time frames; changes in The Community Financial Corporation or Community Bank of the Chesapeake’s strategy, costs or difficulties related to integration matters might be greater than expected; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the impact of government shutdowns or sequestration; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of litigation that may arise; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2019, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of June 30, 2020. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

	Three Months Ended
(dollars in thousands, except per share amounts )	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Interest and Dividend Income
Loans, including fees	$16,277	$16,502	$16,565	$16,542	$16,366
Interest and dividends on securities	1,341	1,469	1,508	1,606	1,677
Interest on deposits with banks	20	68	206	111	75
Total Interest and Dividend Income	17,638	18,039	18,279	18,259	18,118
Interest Expense
Deposits	1,937	3,044	3,777	3,867	3,966
Short-term borrowings	28	69	65	140	235
Long-term debt	449	573	724	727	658
Total Interest Expense	2,414	3,686	4,566	4,734	4,859
Net Interest Income (NII)	15,224	14,353	13,713	13,525	13,259
Provision for loan losses	3,500	4,100	805	450	375
NII After Provision For Loan Losses	11,724	10,253	12,908	13,075	12,884
Noninterest Income
Loan appraisal, credit, and misc. charges	35	14	131	109	38
Net gains on sale of investment securities	112	329	226	—	—
Unrealized gain (losses) on equity securities	40	75	(22)	35	65
Loss on premises and equipment held for sale	—	—	(1)	—	—
Income from bank owned life insurance	220	219	223	223	222
Service charges	709	982	916	834	828
Referral fee income	1,143	502	740	38	100
Total Noninterest Income	2,259	2,121	2,213	1,239	1,253
Noninterest Expense
Compensation and benefits	4,714	5,188	5,408	5,353	4,881
Occupancy expense	736	734	812	730	753
Advertising	130	121	152	250	163
Data processing expense	924	928	780	793	755
Professional fees	477	626	649	523	606
Depreciation of premises and equipment	151	158	165	165	166
Telephone communications	53	43	39	46	66
Office supplies	30	31	45	34	33
FDIC Insurance	260	170	(3)	2	160
OREO valuation allowance and expenses	1,100	782	212	263	432
Core deposit intangible amortization	151	157	163	169	175
Other	671	745	1,066	896	926
Total Noninterest Expense	9,397	9,683	9,488	9,224	9,116
Income before income taxes	4,586	2,691	5,633	5,090	5,021
Income tax expense	1,136	(57)	1,558	1,397	1,394
Net Income	$3,450	$2,748	$4,075	$3,693	$3,627

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts )	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Assets
Cash and due from banks	$103,914	$15,498	$25,065	$37,923	$26,894
Federal funds sold	29,456	—	—	42,205	8,350
Interest-bearing deposits with banks	13,051	10,344	7,404	36,563	3,102
Securities available for sale (AFS), at fair value	234,982	214,163	208,187	131,288	130,212
Securities held to maturity (HTM), at amortized cost	—	—	—	88,654	95,657
Equity securities carried at fair value through income	4,831	4,768	4,669	4,665	4,603
Non-marketable equity securities held in other financial institutions	209	209	209	209	209
Federal Home Loan Bank (FHLB) stock - at cost	4,691	5,627	3,447	4,510	3,236
Net U.S. Small Business Administration ("SBA") Paycheck Protection ("PPP") Loans	125,638	—	—	—	—
Portfolio Loans Receivable net of allowance for loan losses of $16,319, $15,061, $10,942, $11,252 and $10,918	1,478,498	1,477,087	1,445,109	1,405,856	1,377,631
Net Loans	1,604,136	1,477,087	1,445,109	1,405,856	1,377,631
Goodwill	10,835	10,835	10,835	10,835	10,835
Premises and equipment, net	20,972	21,305	21,662	22,320	22,575
Premises and equipment held for sale	430	430	430	—	—
Other real estate owned (OREO)	3,695	6,338	7,773	10,195	10,307
Accrued interest receivable	6,773	5,077	5,019	5,213	5,431
Investment in bank owned life insurance	37,619	37,399	37,180	36,958	36,734
Core deposit intangible	1,810	1,961	2,118	2,281	2,450
Net deferred tax assets	6,565	6,421	6,168	5,979	5,915
Right of use assets - operating leases	8,132	8,257	8,382	8,521	9,729
Other assets	1,655	902	3,879	1,557	2,578
Total Assets	$2,093,756	$1,826,621	$1,797,536	$1,855,732	$1,756,448
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$356,196	$254,114	$241,174	$243,425	$226,712
Interest-bearing deposits	1,314,168	1,258,475	1,270,663	1,316,535	1,267,730
Total deposits	1,670,364	1,512,589	1,511,837	1,559,960	1,494,442
Short-term borrowings	5,000	27,000	5,000	15,000	10,000
Long-term debt	67,336	67,353	40,370	55,387	30,403
Paycheck Protection Program Liquidity Facility ("PPPLF") Advance	126,801	—	—	—	—
Guaranteed preferred beneficial interest in junior subordinated debentures (TRUPs)	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 6.25%	—		23,000	23,000	23,000
Lease liabilities - operating leases	8,296	8,397	8,495	8,607	9,797
Accrued expenses and other liabilities	14,517	14,015	15,340	14,369	13,161
Total Liabilities	1,904,314	1,641,354	1,616,042	1,688,323	1,592,803
Stockholders' Equity
Common stock	59	59	59	56	56
Additional paid in capital	95,687	95,581	95,474	84,713	84,613
Retained earnings	89,781	87,070	85,059	81,682	78,689
Accumulated other comprehensive income (loss)	4,517	3,159	1,504	1,715	1,044
Unearned ESOP shares	(602)	(602)	(602)	(757)	(757)
Total Stockholders' Equity	189,442	185,267	181,494	167,409	163,645
Total Liabilities and Stockholders' Equity	$2,093,756	$1,826,621	$1,797,536	$1,855,732	$1,756,448
Common shares issued and outstanding	5,911,715	5,910,064	5,900,249	5,583,492	5,582,438

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

	Three Months Ended
(dollars in thousands, except per share amounts )	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
KEY OPERATING RATIOS
Return on average assets ("ROAA")	0.69%	0.61%	0.91%	0.84%	0.84%
Pre-tax Pre-Provision ROAA	1.62	1.51	1.43	1.26	1.25
Return on average common equity ("ROACE")	7.27	6.00	9.58	8.86	8.99
Pre-tax Pre-Provision ROACE	17.03	14.82	15.14	13.29	13.37
Average total equity to average total assets	9.52	10.20	9.46	9.50	9.38
Interest rate spread	3.21	3.21	3.05	3.07	3.06
Net interest margin	3.34	3.43	3.29	3.33	3.33
Cost of funds	0.54	0.93	1.14	1.21	1.27
Cost of deposits	0.48	0.82	1.00	1.05	1.10
Cost of debt	1.06	2.61	3.19	3.54	3.97
Efficiency ratio	53.75	58.78	59.58	62.48	62.82
Efficiency ratio - Non-GAAP **	47.87	55.39	59.00	60.84	60.11
Non-interest expense to average assets	1.88	2.15	2.11	2.10	2.12
Net operating expense to average assets	1.43	1.68	1.62	1.82	1.83
Net operating expense to average assets - Non-GAAP **	1.24	1.60	1.62	1.77	1.74
Avg. int-earning assets to avg. int-bearing liabilities	125.51	124.44	122.50	122.24	121.15
Net charge-offs to average portfolio loans	0.61	—	0.32	0.03	0.09
COMMON SHARE DATA
Basic net income per common share	$0.59	$0.47	$0.73	$0.66	$0.65
Diluted net income per common share	0.59	0.47	0.73	0.66	0.65
Cash dividends paid per common share	0.125	0.125	0.125	0.13	0.13
Basic - weighted average common shares outstanding	5,894,009	5,886,981	5,563,455	5,560,878	5,559,821
Diluted - weighted average common shares outstanding	5,894,009	5,886,981	5,563,455	5,560,878	5,559,821
ASSET QUALITY
Total assets	$2,093,756	$1,826,621	$1,797,536	$1,855,732	$1,756,448
Gross portfolio loans (1)	1,492,745	1,490,089	1,454,172	1,415,417	1,387,186
Classified assets	25,115	33,489	34,636	37,166	36,888
Allowance for loan losses	16,319	15,061	10,942	11,252	10,918
Past due loans - 31 to 89 days	5,843	7,921	549	2,252	2,187
Past due loans >=90 days	20,072	12,877	12,778	11,673	10,459
Total past due loans (2) (3)	25,915	20,798	13,327	13,925	12,646
Non-accrual loans (4)	22,896	16,349	17,857	15,433	13,288
Accruing troubled debt restructures (TDRs)	593	641	650	655	2,196
Other real estate owned (OREO)	3,695	6,338	7,773	10,195	10,307
Non-accrual loans, OREO and TDRs	$27,184	$23,328	$26,280	$26,283	$25,791

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

	Three Months Ended
(dollars in thousands, except per share amounts )	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
ASSET QUALITY RATIOS (1)
Classified assets to total assets	1.20%	1.83%	1.93%	2.00%	2.10%
Classified assets to risk-based capital	12.49	17.00	16.21	18.63	18.82
Allowance for loan losses to total loans	1.09	1.01	0.75	0.79	0.79
Allowance for loan losses to non-accrual loans	71.27	92.12	61.28	72.91	82.16
Past due loans - 31 to 89 days to total loans	0.39	0.53	0.04	0.16	0.16
Past due loans >=90 days to total loans	1.34	0.86	0.88	0.82	0.75
Total past due (delinquency) to total loans	1.74	1.40	0.92	0.98	0.91
Non-accrual loans to total loans	1.53	1.10	1.23	1.09	0.96
Non-accrual loans and TDRs to total loans	1.57	1.14	1.27	1.14	1.12
Non-accrual loans and OREO to total assets	1.27	1.24	1.43	1.38	1.34
Non-accrual loans and OREO to total loans and OREO	1.78	1.52	1.75	1.80	1.69
Non-accrual loans, OREO and TDRs to total assets	1.30	1.28	1.46	1.42	1.47
COMMON SHARE DATA
Book value per common share	$32.05	$31.35	$30.76	$29.98	$29.31
Tangible book value per common share**	29.91	29.18	28.57	27.63	26.93
Common shares outstanding at end of period	5,911,715	5,910,064	5,900,249	5,583,492	5,582,438
OTHER DATA
Full-time equivalent employees	194	196	194	198	195
Branches	12	12	12	12	12
Loan Production Offices	4	4	5	5	5
CAPITAL RATIOS
Tier 1 capital to average assets	9.76%	10.20%	10.08%	9.49%	9.48%
Tier 1 common capital to risk-weighted assets	11.12	11.04	11.11	10.35	10.38
Tier 1 capital to risk-weighted assets	11.89	11.82	11.91	11.16	11.21
Total risk-based capital to risk-weighted assets	12.94	12.80	14.16	13.48	13.56
Common equity to assets	9.05	10.14	10.10	9.02	9.32
Tangible common equity to tangible assets **	8.50	9.51	9.44	8.37	8.63

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
____________________________________

  Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. Asset quality ratios for loans exclude U.S. SBA PPP loans.
  Delinquency excludes Purchase Credit Impaired ("PCI") loans.
  As of July 22, 2020 there were $7.2 million relating to seven loans that were reported as delinquent as of June 30, 2020 with approved COVID-19 loan deferrals not yet completed.
  Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At June 30, 2020 and December 31, 2019, the Company had current non-accrual loans of $2.8 million and $5.1 million, respectively.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended
(dollars in thousands, except per share amounts )	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Efficiency ratio - GAAP basis
Noninterest expense	$9,397	$9,683	$9,488	$9,224	$9,116
Net interest income plus noninterest income	17,483	16,474	15,926	14,764	14,512

Efficiency ratio - GAAP basis	53.75%	58.78%	59.58%	62.48%	62.82%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$9,397	$9,683	$9,488	$9,224	$9,116
Non-GAAP adjustments:
OREO valuation allowance and expenses	(1,100)	(782)	(212)	(263)	(432)
Noninterest expense - as adjusted	8,297	8,901	9,276	8,961	8,684

Net interest income plus noninterest income	17,483	16,474	15,926	14,764	14,512
Non-GAAP adjustments:
(Gains) losses on sale of asset or held for sale assets	—	—	1	—	—
Net (gains) losses on sale of investment securities	(112)	(329)	(226)	—	—
Unrealized (gains) losses on equity securities	(40)	(75)	22	(35)	(65)
Net interest income plus noninterest income - adjusted	$17,331	$16,070	$15,723	$14,729	$14,447

Efficiency ratio -Non-GAAP basis	47.87%	55.39%	59.00%	60.84%	60.11%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,995,552	$1,797,426	$1,797,182	$1,755,022	$1,721,196

Noninterest expense	9,397	9,683	9,488	9,224	9,116
less: noninterest income	(2,259)	(2,121)	(2,213)	(1,239)	(1,253)
Net operating exp.	$7,138	$7,562	$7,275	$7,985	$7,863
Net operating exp. to average assets - GAAP basis	1.43%	1.68%	1.62%	1.82%	1.83%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,995,552	$1,797,426	$1,797,182	$1,755,022	$1,721,196

Net operating exp.	7,138	7,562	7,275	7,985	7,863
Non-GAAP adjustments noninterest expense:
OREO valuation allowance and expenses	(1,100)	(782)	(212)	(263)	(432)
Non-GAAP adjustments non-interest income:
Gains (losses) on sale of asset or held for sale assets	—	—	(1)	—	—
Net gains (losses) on sale of investment securities	112	329	226	—	—
Unrealized gains (losses) on equity securities	40	75	(22)	35	65
Net operating exp.-adjusted	$6,190	$7,184	$7,266	$7,757	$7,496
Net operating exp. to average assets - Non-GAAP basis	1.24%	1.60%	1.62%	1.77%	1.74%

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

	Six Months Ended June 30,
(dollars in thousands, except per share amounts )	2020	2019
Interest and Dividend Income
Loans, including fees	$32,779	$32,495
Interest and dividends on securities	2,810	3,300
Interest on deposits with banks	88	120
Total Interest and Dividend Income	35,677	35,915
Interest Expense
Deposits	4,981	7,734
Short-term borrowings	97	569
Long-term debt	1,022	1,316
Total Interest Expense	6,100	9,619
Net Interest Income (NII)	29,577	26,296
Provision for loan losses	7,600	875
NII After Provision For Loan Losses	21,977	25,421
Noninterest Income
Loan appraisal, credit, and misc. charges	49	96
Net gains on sale of investment securities	441	—
Unrealized gain on equity securities	115	121
Income from bank owned life insurance	439	439
Service charges	1,691	1,558
Referral fee income	1,645	100
Total Noninterest Income	4,380	2,314
Noninterest Expense
Compensation and benefits	9,902	9,684
Occupancy expense	1,470	1,559
Advertising	251	360
Data processing expense	1,852	1,475
Professional fees	1,103	1,024
Depreciation of premises and equipment	309	355
Telephone communications	96	118
Office supplies	61	70
FDIC Insurance	430	335
OREO valuation allowance and expenses	1,882	488
Core deposit intangible amortization	308	356
Other	1,416	1,697
Total Noninterest Expense	19,080	17,521
Income before income taxes	7,277	10,214
Income tax expense	1,079	2,710
Net Income	$6,198	$7,504

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)

	Six Months Ended June 30,
	2020	2019
KEY OPERATING RATIOS
Return on average assets ("ROAA")	0.65%	0.88%
Pre-tax Pre-Provision ROAA	1.57	1.30
Return on average common equity ("ROACE")	6.64	9.41
Pre-tax Pre-Provision ROACE	15.95	13.91
Average total equity to average total assets	9.84	9.32
Interest rate spread	3.21	3.06
Net interest margin	3.39	3.32
Cost of funds	0.72	1.26
Cost of deposits	0.64	1.08
Cost of debt	1.61	3.81
Efficiency ratio	56.19	61.24
Efficiency ratio - Non-GAAP**	51.49	59.79
Non-interest expense to average assets	2.01	2.05
Net operating expense to average assets	1.55	1.78
Net operating exp. to average assets - Non-GAAP**	1.41	1.74
Avg. int-earning assets to avg. int-bearing liabilities	124.99	120.84
Net charge-offs to average portfolio loans	0.30	0.14
COMMON SHARE DATA
Basic net income per common share	$1.05	$1.35
Diluted net income per common share	1.05	1.35
Cash dividends paid per common share	0.25	0.25
Weighted average common shares outstanding:
Basic	5,890,607	5,558,984
Diluted	5,890,607	5,558,984

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Six Months Ended June 30,
	2020	2019
Efficiency ratio - GAAP basis
Noninterest expense	$19,080	$17,521
Net interest income plus noninterest income	33,957	28,610

Efficiency ratio - GAAP basis	56.19%	61.24%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$19,080	$17,521
Non-GAAP adjustments:
OREO valuation allowance and expenses	(1,882)	(488)
Noninterest expense - as adjusted	17,198	17,033

Net interest income plus noninterest income	33,957	28,610
Non-GAAP adjustments:
Net gains (losses) on sale of investment securities	(441)	—
Unrealized gains (losses) on equity securities	(115)	(121)
Net interest income plus noninterest income - adjusted	$33,401	$28,489

Efficiency ratio -Non-GAAP basis	51.49%	59.79%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	1,896,488	1,710,253

Noninterest expense	19,080	17,521
Less: Noninterest income	(4,380)	(2,314)
Net operating exp.	$14,700	$15,207
Net operating exp. to average assets - GAAP basis	1.55%	1.78%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,896,488	$1,710,253

Net operating exp.	14,700	15,207
Non-GAAP adjustments noninterest expense:
OREO valuation allowance and expenses	(1,882)	(488)
Non-GAAP adjustments non-interest income:
Net gains (losses) on sale of investment securities	441	—
Unrealized gains (losses) on equity securities	115	121
Net operating exp.-adjusted	$13,374	$14,840
Net operating exp. to average assets - Non-GAAP basis	1.41%	1.74%

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES YEARS ENDED (UNAUDITED)

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total assets	$2,093,756	$1,826,621	$1,797,536	$1,855,732	$1,756,448
Less: intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,835
Core deposit intangible	1,810	1,961	2,118	2,281	2,450
Total intangible assets	12,645	12,796	12,953	13,116	13,285
Tangible assets	$2,081,111	$1,813,825	$1,784,583	$1,842,616	$1,743,163

Total common equity	$189,442	$185,267	$181,494	$167,409	$163,645
Less: intangible assets	12,645	12,796	12,953	13,116	13,285
Tangible common equity	$176,797	$172,471	$168,541	$154,293	$150,360

Common shares outstanding at end of period	5,911,715	5,910,064	5,900,249	5,583,492	5,582,438

GAAP common equity to assets	9.05%	10.14%	10.10%	9.02%	9.32%
Non-GAAP tangible common equity to tangible assets	8.50%	9.51%	9.44%	8.37%	8.63%

GAAP common book value per share	$32.05	$31.35	$30.76	$29.98	$29.31
Non-GAAP tangible common book value per share	$29.91	$29.18	$28.57	$27.63	$26.93

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Three Months Ended June 30,						For the Three Months Ended
	2020			2019			June 30, 2020			March 31, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$981,188	$10,537	4.30%	$899,883	$10,714	4.76%	$981,188	$10,537	4.30%	$955,035	$11,245	4.71%
Residential first mortgages	168,958	1,397	3.31%	154,740	1,401	3.62%	168,958	1,397	3.31%	170,994	1,512	3.54%
Residential rentals	131,018	1,521	4.64%	124,307	1,560	5.02%	131,018	1,521	4.64%	131,920	1,353	4.10%
Construction and land development	39,856	445	4.47%	35,054	513	5.85%	39,856	445	4.47%	37,106	467	5.03%
Home equity and second mortgages	35,135	318	3.62%	36,384	524	5.76%	35,135	318	3.62%	36,028	453	5.03%
Commercial and equipment loans	131,186	1,554	4.74%	114,219	1,639	5.74%	131,186	1,554	4.74%	126,535	1,459	4.61%
SBA PPP loans	90,132	493	2.19%	—	—	—%	90,132	493	2.19%	—	—	—%
Consumer loans	1,119	12	4.29%	885	15	6.78%	1,119	12	4.29%	1,118	13	4.65%
Allowance for loan losses	(15,597)	—	—%	(11,016)	—	—%	(15,597)	—	—%	(11,203)	—	—%
Loan portfolio (1)	$1,562,995	$16,277	4.17%	$1,354,456	$16,366	4.83%	$1,562,995	$16,277	4.17%	$1,447,533	$16,502	4.56%
Taxable investment securities	211,917	1,258	2.37%	232,010	1,690	2.91%	211,917	1,258	2.37%	215,500	1,482	2.75%
Nontaxable investment securities	12,586	93	2.96%	—	—	—%	12,586	93	2.96%			—%
Interest-bearing deposits in other banks	17,384	2	0.05%	2,395	19	3.17%	17,384	2	0.05%	6,547	39	2.38%
Federal funds sold	15,893	9	0.23%	5,755	43	2.99%	15,893	9	0.23%	4,028	16	1.59%
Total Interest-Earning Assets	1,820,775	17,639	3.88%	1,594,616	18,118	4.54%	1,820,775	17,639	3.88%	1,673,608	18,039	4.31%
Cash and cash equivalents	73,206			20,306			73,206			24,108
Goodwill	10,835			10,835			10,835			10,835
Core deposit intangible	1,909			2,564			1,909			2,064
Other assets	88,827			92,875			88,827			86,811
Total Assets	$1,995,552			$1,721,196			$1,995,552			$1,797,426

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$332,642	$—	—%	$218,381	$—	—%	$332,642	$—	—%	$246,304	$—	—%
Interest-bearing deposits
Savings	81,019	30	0.15%	70,472	18	0.10%	81,019	30	0.15%	71,086	18	0.10%
Interest-bearing demand and money market accounts	816,836	481	0.24%	683,572	1,655	0.97%	816,836	481	0.24%	784,758	1,324	0.67%
Certificates of deposit	373,129	1,425	1.53%	472,118	2,293	1.94%	373,129	1,425	1.53%	390,528	1,702	1.74%
Total interest-bearing deposits	1,270,984	1,936	0.61%	1,226,162	3,966	1.29%	1,270,984	1,936	0.61%	1,246,372	3,044	0.98%
Total Deposits	1,603,626	1,936	0.48%	1,444,543	3,966	1.10%	1,603,626	1,936	0.48%	1,492,676	3,044	0.82%
Long-term debt	67,342	276	1.64%	20,189	148	2.93%	67,342	276	1.64%	55,095	260	1.89%
Short-term debt	13,077	28	0.86%	34,874	235	2.70%	13,077	28	0.86%	16,533	69	1.67%
PPPLF Advance	87,332	76	0.35%	—	—	—%	87,332	76	0.35%	—	—	—%
Subordinated Notes	—	—	—%	23,000	359	6.24%	—	—	—%	14,912	184	4.94%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	97	3.23%	12,000	151	5.03%	12,000	97	3.23%	12,000	129	4.30%
Total Debt	179,751	477	1.06%	90,063	893	3.97%	179,751	477	1.06%	98,540	642	2.61%
Interest-Bearing Liabilities	1,450,735	2,413	0.67%	1,316,225	4,859	1.48%	1,450,735	2,413	0.67%	1,344,912	3,686	1.10%
Total Funds	1,783,377	2,413	0.54%	1,534,606	4,859	1.27%	1,783,377	2,413	0.54%	1,591,216	3,686	0.93%
Other liabilities	22,285			25,214			22,285			22,938
Stockholders' equity	189,890			161,376			189,890			183,272
Total Liabilities and Stockholders' Equity	$1,995,552			$1,721,196			$1,995,552			$1,797,426

Net interest income		$15,226			$13,259			$15,226			$14,353

Interest rate spread			3.21%			3.06%			3.21%			3.22%
Net yield on interest-earning assets			3.34%			3.33%			3.34%			3.43%
Average interest-earning assets to average interest-bearing liabilities			125.51%			121.15%			125.51%			124.44%
Average loans to average deposits			97.47%			93.76%			97.47%			96.98%
Average transaction deposits to total average deposits **			76.73%			67.32%			76.73%			73.84%

Cost of funds			0.54%			1.27%			0.54%			0.93%
Cost of deposits			0.48%			1.10%			0.48%			0.82%
Cost of debt			1.06%			3.97%			1.06%			2.61%

(1) Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $181,000, $209,000 and $222,000 of accretion interest for the three and six months ended June 30, 2020 and 2019, and March 31, 2020, respectively.

** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Six Months Ended June 30,
	2020			2019
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$968,112	$21,782	4.50%	$893,950	$21,182	4.74%
Residential first mortgages	169,975	2,909	3.42%	155,813	2,897	3.72%
Residential rentals	131,469	2,874	4.37%	124,264	3,084	4.96%
Construction and land development	38,481	912	4.74%	33,236	970	5.84%
Home equity and second mortgages	35,582	771	4.33%	36,583	1,050	5.74%
Commercial and equipment loans	127,411	3,013	4.73%	115,958	3,283	5.66%
SBA PPP loans	46,516	493	2.12%	—	—	—%
Consumer loans	1,118	25	4.47%	857	29	6.77%
Allowance for loan losses	(13,400)	—	—%	(11,078)	—	—%
Loan portfolio (1)	$1,505,264	$32,779	4.36%	$1,349,583	$32,495	4.82%
Taxable investment securities	213,664	2,733	2.56	229,694	3,327	2.90
Nontaxable investment securities	6,337	99	3.12	—	—	—
Interest-bearing deposits in other banks	11,966	41	0.69	3,357	44	2.62
Federal funds sold	9,960	25	0.50	3,267	49	3.00
Total Interest-Earning Assets	1,747,191	35,677	4.08	1,585,901	35,915	4.53
Cash and cash equivalents	48,657			18,991
Goodwill	10,835			10,835
Core deposit intangible	1,986			2,653
Other assets	87,819			91,873
Total Assets	$1,896,488			$1,710,253

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	289,473	—	—%	213,876	—	—%
Interest-bearing liabilities:
Savings	76,052	48	0.13	70,504	$35	0.10
Interest-bearing demand and money market accounts	800,797	1,805	0.45	681,889	3,360	0.99
Certificates of deposit	381,828	3,127	1.64	461,101	4,339	1.88
Total Interest-bearing deposits	1,258,677	4,980	0.79	1,213,494	7,734	1.27
Total Deposits	1,548,150	4,980	0.64	1,427,370	7,734	1.08
Debt:
Long-term debt	61,219	536	1.75	20,306	293	2.89
Short-term borrowings	14,805	97	1.31	43,600	569	2.61
PPPLF Advances	43,666	76	0.35	—	—	—
Subordinated Notes	7,456	184	4.94	23,000	719	6.25
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	226	3.77	12,000	304	5.07
Total Debt	139,146	1,119	1.61	98,906	1,885	3.81
Total Interest-Bearing Liabilities	1,397,823	6,099	0.87	1,312,400	9,619	1.47
Total funds	1,687,296	6,099	0.72	1,526,276	9,619	1.26
Other liabilities	22,612			24,557
Stockholders' equity	186,580			159,420
Total Liabilities and Stockholders' Equity	$1,896,488			$1,710,253

Net interest income		$29,578			$26,296

Interest rate spread			3.21%			3.06%
Net yield on interest-earning assets			3.39%			3.32%
Average interest-earning assets to average interest bearing liabilities			124.99%			120.84%
Average loans to average deposits			97.23%			94.55%
Average transaction deposits to total average deposits **			75.34%			67.70%

Cost of funds			0.72%			1.26%
Cost of deposits			0.64%			1.08%
Cost of debt			1.61%			3.81%

(1) Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $403,000 and $381,000 of accretion interest during the six months ended June 30, 2020 and 2019, respectively.

** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

BY LOAN TYPE	June 30, 2020%		March 31, 2020%		December 31, 2019%		September 30, 2019%		June 30, 2019%
Portfolio Type:
Commercial real estate	$996,111	66.73%	$977,678	65.61%	$964,777	66.34%	$932,344	65.86%	$917,948	66.18%
Residential first mortgages	165,670	11.10%	170,795	11.46%	167,710	11.53%	163,727	11.57%	156,670	11.29%
Residential rentals	132,590	8.88%	133,016	8.93%	123,601	8.50%	121,170	8.56%	121,990	8.79%
Construction and land development	37,580	2.52%	38,627	2.59%	34,133	2.35%	30,774	2.17%	35,662	2.57%
Home equity and second mortgages	33,873	2.27%	35,937	2.41%	36,098	2.48%	36,182	2.56%	35,866	2.59%
Commercial loans	63,249	4.24%	70,971	4.76%	63,102	4.34%	69,179	4.89%	67,617	4.87%
Consumer loans	1,117	0.07%	1,134	0.08%	1,104	0.08%	937	0.07%	967	0.07%
Commercial equipment	62,555	4.19%	61,931	4.16%	63,647	4.38%	61,104	4.32%	50,466	3.64%
Gross portfolio loans	1,492,745	100.00%	1,490,089	100.00%	1,454,172	100.00%	1,415,417	100.00%	1,387,186	100.00%
Net deferred costs	2,072	0.14%	2,059	0.14%	1,879	0.13%	1,691	0.12%	1,363	0.10%
Allowance for loan losses	(16,319)		(15,061)		(10,942)		(11,252)		(10,918)
	(14,247)		(13,002)		(9,063)		(9,561)		(9,555)
Net portfolio loans	$1,478,498		$1,477,087		$1,445,109		$1,405,856		$1,377,631

U.S. SBA PPP loans	$129,384		$—		$—		$—		$—
Net deferred fees	(3,746)		—		—		—		—
Net SBA PPP loans	$125,638		$—		$—		$—		$—

Total net loans	$1,604,136		$1,477,087		$1,445,109		$1,405,856		$1,377,631

Gross loans	$1,622,129		$1,490,089		$1,454,172		$1,415,417		$1,387,186

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED) - Continued
(dollars in thousands)

The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

Weighted End of Period Contractual Interest Rates

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	4.32%	4.52%	4.59%	4.64%	4.66%
Residential first mortgages	3.93%	3.93%	3.95%	3.96%	3.95%
Residential rentals	4.45%	4.69%	4.79%	4.80%	4.84%
Construction and land development	4.46%	5.02%	5.12%	5.29%	5.45%
Home equity and second mortgages	3.56%	4.89%	4.90%	5.38%	5.62%
Commercial loans	4.53%	4.92%	5.26%	5.65%	5.89%
Consumer loans	6.05%	6.17%	6.25%	6.41%	6.60%
Commercial equipment	4.44%	4.46%	4.49%	4.59%	4.60%
U.S. SBA PPP loans	1.00%	—%	—%	—%	—%
Total Loans	4.03%	4.51%	4.58%	4.66%	4.70%

Yields without U.S. SBA PPP Loans	4.29	—%	—%	—%	—%

THE COMMUNITY FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES (UNAUDITED)

(dollars in thousands)	For the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Beginning of period	$15,061	$10,942	$11,252	$10,918	$10,846

Charge-offs	(2,262)	—	(1,155)	(144)	(333)
Recoveries	20	19	40	28	30
Net charge-offs	(2,242)	19	(1,115)	(116)	(303)

Provision for loan losses	3,500	4,100	805	450	375
End of period	$16,319	$15,061	$10,942	$11,252	$10,918

Net charge-offs to average portfolio loans (annualized)	(0.61)%	—%	(0.32)%	(0.03)%	(0.09)%

Breakdown of general and specific allowance as a percentage of gross portfolio loans[1]
General allowance	$16,215	$13,412	$10,114	$9,776	$9,737
Specific allowance	104	1,649	828	1,476	1,181
	$16,319	$15,061	$10,942	$11,252	$10,918

General allowance	1.09%	0.90%	0.70%	0.69%	0.70%
Specific allowance	0.01%	0.11%	0.05%	0.10%	0.09%
Allowance to gross portfolio loans	1.09%	1.01%	0.75%	0.79%	0.79%

Allowance to non-acquired gross loans	1.14%	1.06%	0.79%	0.85%	0.84%

Allowance+ Non-PCI FV Mark	$17,208	$16,096	$12,128	$12,600	$12,410
Allowance+ Non-PCI FV Mark to gross portfolio loans	1.15%	1.08%	0.83%	0.89%	0.89%

1 Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio

The following is a breakdown of the Company’s classified and special mention assets at June 30, 2020, March 31, 2020 and December 31, 2019, 2018, 2017, and 2016, respectively:

Classified Assets and Special Mention Assets

	As of
(dollars in thousands)	6/30/2020	3/31/2020	12/31/2019	12/31/2018	12/31/2017	12/31/2016
Classified loans
Substandard	$21,420	$27,151	$26,863	$32,226	$40,306	$30,463
Doubtful	—	—	—	—	—	137
Total classified loans	21,420	27,151	26,863	32,226	40,306	30,600
Special mention loans	1,025	1,045	—	—	96	—
Total classified and special mention loans	$22,445	$28,196	$26,863	$32,226	$40,402	$30,600

Classified loans	$21,420	$27,151	$26,863	$32,226	$40,306	$30,600
Classified securities	—	—	—	482	651	883
Other real estate owned	3,695	6,338	7,773	8,111	9,341	7,763
Total classified assets	$25,115	$33,489	$34,636	$40,819	$50,298	$39,246

Total classified assets as a percentage of total assets	1.20%	1.83%	1.93%	2.42%	3.58%	2.94%
Total classified assets as a percentage of Risk Based Capital	12.49%	17.00%	12.21%	21.54%	32.10%	26.13%

Below are several schedules that provide information on the COVID-19 deferred loans. The schedules summarize the COVID-19 loan modifications by loan portfolio, the amount of interest recognized but not received, monthly interest and principal deferral amounts, maturity or next payment due dates and the Banks's industry classification using the North American Industry Classification System ("NAICS"). The NAICS is the standard used by Federal statistical agencies in classifying business establishments for the purpose of collecting, analyzing, and publishing statistical data related to the U.S. business economy.

COVID-19 Deferred Loans
(dollars in thousands)	June 30, 2020%		Number of Loans	Interest Recognized Not Received	Scheduled Monthly Principal	Scheduled Monthly Interest
Commercial real estate	$228,117	86.14%	153	$2,259	$813	$831
Residential first mortgages	13,545	5.11%	41	160	40	48
Residential rentals	8,643	3.26%	26	110	33	38
Construction and land development	—	—%	0	—	—	—
Home equity and second mortgages	394	0.15%	5	6	2	1
Commercial loans	745	0.28%	7	11	1	3
Consumer loans	11	—%	3	—	—	—
Commercial equipment	13,395	5.06%	77	116	221	48
Total	$264,850	100.00%	312	$2,662	$1,110	$969

COVID-19 Deferred Loans - Next Payment Due By Month
(dollars in thousands)	Loan Balances	%	Number of Loans
July-20	$11,629	4.39%	18
August-20	17,530	6.62%	21
September-20	5,480	2.07%	31
October-20	96,349	36.38%	113
November-20	113,013	42.67%	99
December-20	15,768	5.95%	21
January-21	5,081	1.92%	9
Total	$264,850	100.00%	312

COVID-19 Deferred Loans by NAICS Industry
(dollars in thousands)	June 30, 2020	Number of Loans
Real Estate Rental and Leasing	$122,155	93
Accommodation and Food Services	42,788	19
Other Services (except Public Administration)	35,110	24
Health Care and Social Assistance	18,541	32
Professional, Scientific, and Technical Services	7,472	13
Construction	6,396	24
Arts, Entertainment, and Recreation	4,396	5
Transportation and Warehousing	4,387	16
Retail Trade	2,120	11
Educational Services	1,698	3
Manufacturing	1,400	6
Other Industries, Residential Mortgages and Consumer **	18,387	66
Total	$264,850	312
** No NAICS code has been assigned.

COVID-19 Deferred Loans by Top Four NAICS Industries
(dollars in thousands)	June 30, 2020	Number of Loans
Real Estate Rental and Leasing
Lessors of Nonresidential Buildings	$98,884	53
Lessors of Residential Buildings and Dwellings	12,547	18
Other Activities Related to Real Estate	4,335	8
Lessors of Other Real Estate Property	3,506	6
Lessors of Mini-warehouses and Self-Storage Units	1,211	1
Other	1,672	7
	$122,155	93

Accommodation and Food Services
Hotels (except Casino Hotels) and Motels	$31,061	8
Full-Service Restaurants	4,552	6
Caterers	1,412	2
Limited-Service Restaurants	5,763	3
	$42,788	19

Other Services (except Public Administration)
Religious Organizations	$22,908	14
Civic and Social Organizations	10,220	4
Other	1,982	6
	$35,110	24

Health Care and Social Assistance
Assisted Living Facilities for the Elderly	$9,177	3
Offices of Physicians (except Mental Health Specialists)	3,781	10
Offices of Dentists	2,416	12
General Medical and Surgical Hospitals	1,927	1
Other	1,240	6
	$18,541	32

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF  DEPOSITS (UNAUDITED)

	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$356,196	21.32%	$254,114	16.80%	$241,174	15.95%	$243,425	15.60%	$226,712	15.17%
Interest-bearing:
Demand	547,639	32.79%	517,069	34.19%	523,802	34.65%	539,512	34.59%	458,686	30.69%
Money market deposits	314,781	18.85%	281,656	18.62%	283,438	18.75%	274,743	17.61%	277,823	18.59%
Savings	85,257	5.10%	73,874	4.88%	69,254	4.58%	67,544	4.33%	70,652	4.73%
Certificates of deposit	366,491	21.94%	385,876	25.51%	394,169	26.07%	434,736	27.87%	460,569	30.82%
Total interest-bearing	1,314,168	78.68%	1,258,475	83.20%	1,270,663	84.05%	1,316,535	84.40%	1,267,730	84.83%
Total Deposits	$1,670,364	100.00%	$1,512,589	100.00%	$1,511,837	100.00%	$1,559,960	100.00%	$1,494,442	100.00%

Transaction accounts	$1,303,873	78.06%	$1,126,713	74.49%	$1,117,668	73.93%	$1,125,224	72.13%	$1,033,873	69.18%